UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OF 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 18, 2017

Carolco Pictures, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-55353	26-4330545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5550 Glades Road, Suite 500 Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 535-1400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.[  ]

Item 1.01 Entry into a Material Definitive Agreement.

Stock Purchase Agreement and Accompanying Convertible Note

On September 18, 2017, Carolco Pictures, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with EMA Financial, LLC (“EMA”). Subject to the terms and conditions of the Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, the Company agreed to issue to EMA a convertible promissory note in the aggregate principal amount of $100,000 (the “Note”). The consideration payable under the Agreement for the Note is $99,000.

The Note carries interest of 10% per year and is due and payable on September 18, 2018. The outstanding amounts under the Note are convertible, at the option of the holder, into shares of common stock of the Company (the “Common Stock”), at a conversion price of the lower of (i) the closing sale price of the Common Stock on the principal market on which the Common Stock trades, as of the trading day immediately preceding the issuance date of the Note, and (ii) 50% of either the lowest sale price for the Common Stock during the 25 consecutive trading days including and immediately preceding the conversion date, or the closing bid price, whichever is lower, provided, however, if the Company’s share price at any time loses the bid (e.g., $0.0001 on the ask with zero market makers on the bid on level 2), then the conversion price may, in the Holder’s sole and absolute discretion, be reduced to a fixed conversion price of $0.00001 (if lower than the conversion price otherwise). In addition, if, on the date of delivery of the conversion shares to the holder, or any date thereafter while conversion shares are held by the holder, the closing bid price per share of Common Stock is less than the sale price per share of Common Stock on the used to calculate the conversion price hereunder, then the conversion price will be automatically reduced to the lower price and the holder will be issued a number of additional shares such that the holder holds a number of shares of Common Stock based on such adjusted conversion price.

In certain circumstances, the holder may elect to use a conversion equal to the lower of (i) the closing sale price of the Common Stock on the trading day immediately preceding the issuance date of the Note and (ii) 50% of either the lowest sale price or the closing bid price, whichever is lower for the Common Stock during any trading day in which the default has not been cured. If the Common Stock is chilled for deposit at DTC while the Note is outstanding or outstanding or deposit or other additional fees are payable due to a Yield Sign, Stop Sign or other trading restrictions, or if the closing sale price at any time falls below $0.2826 (as adjusted for stock splits, stock dividends, stock contributions and similar events), then the 50% figure specified above will be reduced to 35%. In the event that the Common Stock issuable on conversion of the Note is not deliverable via DWAC following the conversion of any amount of the Note, an additional 5% discount will be attributed to the conversion price. Additionally, if the Company ceases to be a reporting company pursuant to the Securities Exchange Act of 1934, as amended, or if the Note cannot be converted into free trading shares after 181 days from the issuance date, an additional 15% discount will be attributed to the conversion price.

The issuance of the Note occurred on September 18, 2017.

The description of the Note as set forth herein is qualified in its entirety to the Note as attached to the Agreement as attached hereto as Exhibit 10.1.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure as set forth in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	Stock Purchase Agreement, dated as of September 18, 2017, by and between the Company and EMA Financial, LLC, together with Exhibit A thereto, Convertible Promissory Note.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Carolco Pictures, Inc.

Date: September 22, 2017	By:	/s/ Alexander Bafer
Alexander Bafer,
Chief Executive Officer